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SYNOVUS®

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Thursday, April 22, 2010
PLACE	Columbus Georgia Convention and Trade Center 801 Front Avenue Columbus, Georgia 31901
ITEMS OF BUSINESS	(1) To elect as directors the 17 nominees named in the attached Proxy Statement.
(2) To amend Article 4 of Synovus’ Articles of Incorporation, as amended, to increase the number of authorized shares of common stock.
(3) To approve the compensation of Synovus’ named executive officers as determined by the Compensation Committee.
(4) To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2010.
(5) To transact such other business as may properly come before the meeting and any adjournment thereof.
WHO MAY VOTE	You can vote if you were a shareholder of record on February 12, 2010.
ANNUAL REPORT	A copy of the 2009 Annual Report accompanies this Proxy Statement.
PROXY VOTING	Your vote is important. Please vote in one of these ways:
(1) Use the toll-free telephone number shown on your proxy card;
(2) Visit the Internet website listed on your proxy card;
(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or
(4) Submit a ballot at the Annual Meeting.

This Notice of the 2010 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

Samuel F. Hatcher
Secretary

Columbus, Georgia
March   , 2010

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus Financial Corp., or Synovus, is soliciting proxies to be used at Synovus’ 2010 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 22, 2010, at 10:00 a.m., at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2009 Annual Report available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On March   , 2010, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2009 Annual Report. These proxy materials are being made available to our shareholders on or about March   , 2010. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and Annual Report are also available on our website at www.synovus.com/2010annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 12, 2010. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus common stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. On February 12, 2010,           shares of Synovus common stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1) FOR the election of the 17 director nominees named in this Proxy Statement;

(2) FOR the amendment of Article 4 of the Articles of Incorporation to increase the number of authorized shares of common stock;

(3) FOR the approval of the compensation of Synovus’ named executive officers as determined by the Compensation Committee; and

(4) FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2010.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Description of Voting Rights

Under our Articles of Incorporation, holders of our common stock are entitled to one vote per share unless the holder can demonstrate that the shares meet the criteria for being entitled to ten votes per share. Holders of Synovus common stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 12, 2010 which: (1) has had the same owner since April 24, 1986; (2) has been owned continuously by the same shareholder since February 12, 2006; (3) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (4) is held by the same owner to whom it was issued by Synovus, or to whom it transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are owned under the provisions of (1)-(6) above, is the owner of less than 1,139,063 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect any change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring after April 24, 1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. The actual voting power of each holder of shares of Synovus common stock will be based on information possessed by Synovus at the time of the Annual Meeting.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the affidavit appearing on their proxy card. Synovus reserves the right to require evidence to support the affidavit. SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE

OR WHO DO NOT PRESENT SUCH AN AFFIDAVIT IF THEY ARE VOTING IN PERSON AT THE ANNUAL MEETING WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus common stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ common stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus common stock to ten votes on each matter submitted to a vote of shareholders.

Synovus Stock Plans.  If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Election of 17 Directors.  To be elected, each of the 17 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

Amendment of Articles of Incorporation.  The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock is required to approve the amendment to Article 4 of the Articles of Incorporation.

Approval of Compensation of Named Executive Officers.  The affirmative vote of a majority of the votes cast is needed to approve the advisory proposal on the compensation of Synovus’ named executive officers.

Ratification of Appointment of Independent Auditor.  The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2010.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to all of the proposals to be voted on at the Annual Meeting other than Proposal 1 — Election of 17 Directors.

For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:

Election of 17 Directors.  Broker non-votes and abstentions will have no effect on this proposal.

Amendment of Articles of Incorporation.  Broker non-votes will have no effect on this proposal, but abstentions will have the effect of a vote “against” this proposal.

Approval of Compensation of Named Executive Officers.  Broker non-votes and abstentions will have no effect on this proposal.

Ratification of Independent Auditor.  Broker non-votes and abstentions will have no effect on this proposal.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to the Annual Meeting, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 22, 2010 at 10:00 a.m. at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia. Directions to the Trade Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at www.synovus.com/2010annualmeeting.

Additionally, we will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the preliminary voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 28, 2010.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell, Melvin T. Stith, William B. Turner, Jr. and James D. Yancey. Please see “Certain Relationships and Related Transactions” on page    of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Attendance at Meetings

The Board of Directors held seven meetings in 2009. All directors attended at least 75% of Board and committee meetings held during their tenure during 2009. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of Synovus’ directors who were serving at the time attended Synovus’ 2009 Annual Meeting of Shareholders.

Committees of the Board

Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate

Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

Corporate Governance
Executive	Audit	and Nominating	Compensation

James. H. Blanchard, Chair*	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	T. Michael Goodrich, Chair
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	V. Nathaniel Hansford
Richard Y. Bradley	H. Lynn Page	Frank W. Brumley	Mason H. Lampton
Gardiner W. Garrard, Jr.	Melvin T. Stith	Elizabeth C. Ogie
T. Michael Goodrich
V. Nathaniel Hansford
Mason H. Lampton
J. Neal Purcell
William B. Turner, Jr.
James D. Yancey

*	Mr. Blanchard was elected as Chairman of the Executive Committee on June 9, 2010. Prior to that date, Mr. Hansford served as Chairman of the Executive Committee.

Executive Committee.  Synovus’ Executive Committee held nine meetings in 2009. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

Audit Committee.  Synovus’ Audit Committee held ten meetings in 2009. Its report is on page   of this Proxy Statement. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Overseeing Synovus’ enterprise risk management framework;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  Synovus’ Corporate Governance and Nominating Committee held four meetings in 2009. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Developing and recommending to the Board compensation for non-employee directors.

Compensation Committee.  Synovus’ Compensation Committee held six meetings in 2009. Its report is on page    of this Proxy Statement . The primary functions of the Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;

•	Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least semi-annually, the relationship between risk management and incentive compensation; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2009, the Committee retained the services of Hewitt Associates, or Hewitt, for 2009 to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with Synovus’ management. Synovus’ Director of Human Resources and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and Chief People Officer and with the advice of Hewitt.

During 2009, Synovus paid Hewitt $108,000 for executive compensation services and $166,000 for other services. The decision to engage Hewitt for the other services was made by management and was not approved by the Committee or the Board, although the Committee was aware Hewitt was providing these other services. The relationships for both the executive compensation and the other services provided by Hewitt have each been in existence for more than a decade. In addition, the Hewitt executive compensation consultant had no involvement or input into the other services, and was paid solely on the basis of executive compensation revenues. Effective January 29, 2010, Hewitt spun-off part of its North American executive compensation business into a new and independent consulting firm, Meridian Compensation Partners LLC. As a result, the Committee’s executive compensation consultant was completely independent of Hewitt as of January 29, 2010.

Synovus’ Director of Human Resources works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each Committee meeting. Synovus’ Chief People Officer and Director of Human Resources attend all Committee meetings by invitation of the Committee, while Synovus’ Chief Executive Officer attends some Committee meetings by invitation of the Committee, such as the committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The Chief Executive Officer, Chief People Officer and the Director of Human Resources do not have authority to vote on Committee matters. A compensation consultant with Hewitt attended all of the Committee meetings held during 2009 upon the request of the Committee.

Compensation Committee Interlocks and Insider Participation.  Messrs. Goodrich, Hansford and Lampton served on the Compensation Committee during 2009. None of these individuals is or has been an officer or employee of Synovus. There are no Compensation Committee interlocks.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. In accordance with NYSE requirements, the Audit Committee is primarily responsible for overseeing the risk management function at Synovus on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with Synovus’ Chief Risk Officer and other members of Synovus’ enterprise risk management team. The Audit Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee also receives updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff make a presentation on enterprise risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of Synovus’ senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Executive Compensation — Compensation Discussion and Analysis — TARP Related Actions — Incentive Compensation Plan Risk Assessment” on page    of this Proxy Statement.

Consideration of Director Candidates

Director Qualifications.  Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, each of whom is one of the nominees for re-election named in this Proxy Statement, see “Proposals to be Voted on: Proposal 1 — Election of 17 Directors — Nominees for Election as Director” on page    of this Proxy Statement.

Identifying and Evaluating Nominees.  The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page    of this Proxy Statement.

Leadership Structure of the Board

In accordance with Synovus’ bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate

Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate. Because our Chief Executive Officer also serves as Chairman of the Board, Synovus has a Lead Director.

The Chairman of the Board is responsible for chairing board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;

•	Having the authority to call meetings of the independent and non-management directors, as needed;

•	Ensuring Board leadership in times of crisis;

•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;

•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;

•	Working with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and

•	Availability, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure combining the principal executive officer and board chairman positions and utilizing a Lead Director is the most appropriate leadership structure for Synovus and its shareholders.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Chairman of the Board or any director. Synovus’ independent directors meet at least once a year. Mr. Hansford as the Lead Director presides at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 or by calling (800) 240-1242. These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at www.synovus.com/governance.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to directors for the year ended December 31, 2009.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash ($)	Awards ($)(1)	Compensation ($)		Total ($)

Daniel P. Amos	$47,500	—	$10,000	(2)	$57,500
James H. Blanchard	57,500	—	122,039	(3)(4)	179,539
Richard Y. Bradley	65,000	—	13,300	(3)(6)	78,300
Frank W. Brumley	47,500	—	44,700	(2)(3)(5)(6)	92,200
Elizabeth W. Camp	55,000	—	15,400	(2)(3)	70,400
Gardiner W. Garrard, Jr.	50,000	—	21,600	(3)(5)(6)	71,600
T. Michael Goodrich	70,000	—	27,750	(2)(3)(6)	97,750
V. Nathaniel Hansford	65,000	—	11,515	(3)(6)	76,515
Mason H. Lampton	60,000	—	10,000	(2)	70,000
Elizabeth C. Ogie	47,500	—	6,200	(3)	53,700
H. Lynn Page	55,000	—	9,900	(3)	64,900
J. Neal Purcell	80,000	—	10,000	(2)	90,000
Melvin T. Stith	55,000	—	10,000	(2)	65,000
Philip W. Tomlinson	40,000	—	3,750	(2)	43,750
William B. Turner, Jr.	50,000	—	11,800	(3)(6)	61,800
James D. Yancey	50,000	—	43,150	(2)(3)(5)	93,150

**	Compensation for Mr. Anthony for service on the Synovus Board is described under the Summary Compensation Table found on page .

(1)	Directors did not receive any stock awards during 2009. At December 31, 2009, each of the directors held 1,500 shares of Synovus restricted stock, 500 of which vested on February 11, 2010 with the remaining shares unvested. Dividends are paid on the restricted stock award shares, whether vested or unvested.

(2)	Includes $10,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan for this director, except that $3,750 is included for Mr. Tomlinson. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Includes compensation of $4,400 for Mr. Blanchard, $5,300 for Mr. Bradley, $16,700 for Mr. Brumley, $5,400 for Ms. Camp, $3,600 for Mr. Garrard, $10,750 for Mr. Goodrich, $3,515 for Mr. Hansford, $6,200 for Ms. Ogie, $9,900 for Mr. Page, $4,800 for Mr. Turner and $13,150 for Mr. Yancey for service as a director of certain of Synovus’ subsidiaries.

(4)	Includes perquisite of $109,067 for Mr. Blanchard for providing him with administrative assistance. Also includes the incremental costs incurred by Synovus for providing Mr. Blanchard with office space. In calculating the incremental cost to Synovus of providing Mr. Blanchard with administrative assistance, Synovus aggregated the cost of providing salary, benefits and office space (based on lease payments per square foot) to Mr. Blanchard’s administrative assistant. Amounts for office space are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisite.

(5)	Includes $10,000 for service on the Real Estate Committee, an advisory committee to the Board of Directors, and as to Mr. Yancey, an additional $10,000 for his service as Chairperson of the Real Estate Committee.

(6)	Includes compensation of $8,000 for each of Messrs. Bradley, Brumley, Garrard and Hansford and $7,000 for each of Messrs. Goodrich and Turner for service on the Succession Planning Committee, an advisory committee to the Board of Directors

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for the oversight and administration of the Synovus director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2006, the Committee retained Mercer Human Resource Consulting, or Mercer, to review the competitiveness of the Synovus director compensation program. Mercer was directed to evaluate existing peer groups of companies against which Synovus’ director compensation would be compared. Mercer was also directed to review and compare director pay practices at Synovus both to these industry peer companies and to general industry companies, analyzing annual compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 26 companies in the banking industry and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to review recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were presented to the Committee, who discussed and considered these recommendations and recommended to the Board that the current compensation structure for non-management directors be approved. The decisions made by the Committee and the Board are the responsibility of the Committee and the Board and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2009, directors of Synovus received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer, the Chairperson of the Executive Committee received a $15,000 cash retainer (pro-rated for 2009) and the Lead Director received a $5,000 cash retainer. Directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. None of the directors deferred their cash compensation under this plan during 2009.

Equity Compensation of Directors.  In the past, non-management directors have received an annual award of restricted shares of Synovus stock under the Synovus 2007 Omnibus Plan, 100% of which vests after three years. These restricted stock awards were intended to provide equity ownership and to focus directors on the long-term performance of Synovus. In light of the prevailing economic conditions, the Board determined not to grant any restricted stock awards to non-management directors for 2009 or 2010.

Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. Synovus’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

The restricted stock awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. Due to market conditions during 2009, the Compensation Committee agreed that each director that complied with these stock ownership guidelines as of January 1, 2009 would be considered to be in compliance for the year.

Certain Other Arrangements

In connection with the appointment of Mr. Blanchard as Chairperson of the Executive Committee in June 2009, the Board of Directors agreed to provide Mr. Blanchard with office space and administrative assistance during his tenure as Chairperson. In 2009, Mr. Blanchard received office space and administrative assistance, resulting in aggregate benefits of $117,639 as set forth under “All Other Compensation” in the Director Compensation Table on page    of this Proxy Statement.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF 17 DIRECTORS

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board of Directors or shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. In January 2010, the Board set the size of the Board at 17. Proxies cannot be voted at the 2010 Annual Meeting for a greater number of persons than the 17 nominees named in this Proxy Statement.

Nominees for Election as Director

The 17 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Consideration of Director Candidates — Director Qualifications” on page    of this Proxy Statement. In addition to the specific criteria for director election, the Corporate Governance and Nominating Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of Synovus. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. Each of the 17 nominees currently serves as a director. The nominees for director include 8 current and former chief executive officers, at least 11 persons who could be recognized as “audit committee experts,” two current or former deans of national universities, and a past vice-chairman of a global auditing firm. The nominees collectively have over 190 years of experience in banking and financial services as well as significant experience in insurance, investment management, commercial real estate and accounting. The nominees also bring extensive board and committee experience.

In addition to the overall composition of the Board, the Corporate Governance and Nominating Committee also considered the nominees’ individual roles in (1) oversight of our enterprise risk management initiatives, (2) relationships with the numerous regulatory agencies that monitor Synovus’ operations, (3) oversight and support of our asset disposition and expense reduction initiatives, (4) assistance with the strategic plan of the Company, including the recently announced initiative to consolidate our subsidiary bank charters, and (5) managing succession planning. In addition to fulfilling the above criteria, 13 of the 17 nominees for re-election named above are considered independent under the NYSE rules and Synovus’ Director Independence Standards. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, risk management and oversight, commercial real estate, troubled asset workout and disposition situations, and ancillary financial services businesses. Each member of the Board has demonstrated leadership through his or her work on the boards of a variety of public, private and non-profit organizations and is familiar with board processes and corporate governance. We believe the atmosphere of our Board is collegial and that all Board members are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” on page    of this Proxy Statement.

The following table sets forth information regarding the nominees for election to the Board.

		Year First	Principal
Name	Age	Elected Director	Occupation

Daniel P. Amos	58	2001	Chairman of the Board and Chief Executive Officer, Aflac Incorporated
Richard E. Anthony	63	1993	Chairman of the Board, Chief Executive Officer and President, Synovus Financial Corp.
James H. Blanchard	68	1972	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.
Richard Y. Bradley	71	1991	Partner, Bradley & Hatcher
Frank W. Brumley	69	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company
Elizabeth W. Camp	58	2003	President and Chief Executive Officer, DF Management, Inc.
Gardiner W. Garrard, Jr.	69	1972	Chairman of the Board, The Jordan Company
T. Michael Goodrich	64	2004	Chairman and Chief Executive Officer, Retired, BE&K, Inc.
V. Nathaniel Hansford	66	1985	President, Retired, North Georgia College and State University
Mason H. Lampton	62	1993	Chairman of the Board, Standard Concrete Products
Elizabeth C. Ogie(1)	59	1993	Private Investor
H. Lynn Page	69	1978	Vice Chairman of the Board, Retired, Synovus Financial Corp.
J. Neal Purcell	68	2003	Vice Chairman, Retired, KPMG LLP
Melvin T. Stith	63	1998	Dean, Martin J. Whitman School of Management, Syracuse University
Philip W. Tomlinson	63	2008	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.
William B. Turner, Jr.(1)	58	2003	Vice Chairman of the Board and President, Retired, W.C. Bradley Co.
James D. Yancey	68	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.

(1)	Elizabeth C. Ogie and William B. Turner, Jr. are first cousins.

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Daniel P. Amos is Chairman of the Board and Chief Executive Officer of Aflac Incorporated, a publicly held global insurance holding company. He has been Chairman of the Board since 2001 and Chief Executive Officer of Aflac since 1990 and has held various other senior management positions at Aflac since 1973. Mr. Amos holds a bachelor’s degree in risk management from the

University of Georgia. Previously, Mr. Amos served as a director of Synovus from 1991 until 1998, and as director of the Southern Company, a publicly held public utility holding company, from 2000 until 2006. Mr. Amos has been recognized three times as one of the top chief executive officers in the United States by Institutional Investor Magazine and as CEO of the Week by CNN. Mr. Amos is also a past member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. He is recognized as a leader in corporate governance initiatives. Under Mr. Amos’ guidance, Aflac became the first public company to submit voluntarily a “say on pay” advisory vote to its shareholders. Mr. Amos has also been on panels on corporate governance sponsored by Risk Metrics Group and other corporate advisory firms. As chief executive officer of a public insurance company, Mr. Amos brings extensive experience in executive management, corporate governance and risk management to our Board. In addition, his extensive knowledge of the capital markets is an invaluable resource as Synovus regularly assesses its capital and liquidity needs.

Richard E. Anthony is Chairman of the Board, Chief Executive Officer and President of Synovus, positions he has held since 2006, 2005 and 2009, respectively. From 1992 until 2006, Mr. Anthony served in various capacities with Synovus, including Vice Chairman, Chief Executive Officer and President and Chief Operating Officer. Prior to that time, Mr. Anthony served as president of First Commercial Bancshares of Birmingham, Alabama and as Executive Vice President of AmSouth Bank, N.A. in Birmingham, Alabama, having started his career in banking in 1971. Mr. Anthony holds a bachelor’s degree in finance from the University of Alabama and a master’s degree in business administration from the University of Virginia. Mr. Anthony has served as a director of Total System Services, Inc., or TSYS, a publicly held global payment processing company and former subsidiary of Synovus, since 2006. Mr. Anthony is a member of numerous civic and professional organizations, including the State of Georgia Economic Development Commission and The Commission for a New Georgia, chairs the Columbus Chamber of Commerce, and holds board seats in such organizations as the American Bankers Association, the Financial Services Roundtable and the Georgia Chamber of Commerce. Mr. Anthony brings extensive experience in banking and executive management to our Board. Mr. Anthony’s experience as a leader in the Southeastern markets where our company operates and as a board member of the American Bankers Association and Financial Services Roundtable provide insight to our Board on the factors that impact both our company and our communities. Moreover, Mr. Anthony’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.

James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served in various capacities with Synovus and Columbus Bank and Trust Company, a banking subsidiary of Synovus (“CB&T”), including Chairman of the Board and Chief Executive Officer of Synovus and Chief Executive Officer of CB&T. Mr. Blanchard served as Chief Executive Officer of CB&T for over 34 years, during which time he played a key role in rallying support for the multibank holding company legislation passed in Georgia and in forming Synovus as the first bank holding company in Georgia to acquire other banks under the new law. Mr. Blanchard also served as an executive officer of TSYS until 2006, playing an instrumental role in establishing the payment processing company. Mr. Blanchard holds a bachelor’s degree and a law degree from the University of Georgia. Mr. Blanchard currently serves as a director of TSYS, chairing its Executive Committee, and as a director of AT&T Inc., a publicly held global telecommunications company. Mr. Blanchard previously served as a director of BellSouth Corporation from 1998 until 2006. During Mr. Blanchard’s forty year career in banking and financial services, he has served in numerous leadership roles in the financial services industry, including service as Chairman of the Financial Services Roundtable and recognition by US Banker Magazine as one of the “25 Most Influential People in Financial Services” in 2005. Mr. Blanchard brings to our Board an extraordinary understanding of our company’s business, history and organization as well as extensive leadership, community banking expertise and management experience.

Richard Y. Bradley is a partner at Bradley & Hatcher, a law firm, a position he has held since 1995, specializing in business transactions and corporate litigation. Mr. Bradley previously served as President of Bickerstaff Clay Products Company, Inc., a structural clay products manufacturing company. Mr. Bradley is the Chairman of our Corporate Governance and Nominating Committee. Mr. Bradley received a bachelor’s degree and law degree from the University of Georgia. He is a past president of the State Bar of Georgia and a fellow of the American College of Trial Lawyers. Mr. Bradley currently serves as the Lead Director of TSYS and as Chair of its Corporate Governance and Nominating Committee. Mr. Bradley’s extensive legal career and his experience as president of a manufacturing company give him the leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning and litigation oversight.

Frank W. Brumley is the Chairman of the Board and Chief Executive Officer of Daniel Island Company, a private planned community development company, a position he has held since 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company. Prior to forming the Daniel Island Company in 1997, Mr. Brumley served in various executive positions with the Sea Pines Company and the Kiawah Island Company, playing a pivotal role in the development of these coastal areas. He also started and managed a commercial real estate company, which managed, brokered and developed numerous commercial real estate projects in the Charleston, South Carolina area for more than 20 years. Mr. Brumley has over forty years of experience in commercial real estate. In addition, Mr. Brumley has seven years in banking, having spent time as a commercial banker prior to the start of his real estate development career. Mr. Brumley holds a bachelor’s degree in business administration from the University of Georgia and graduated from the University of North Carolina Executive Program at Chapel Hill. Mr. Brumley serves as a director of The National Bank of South Carolina, a banking subsidiary of Synovus, and the Terry College of Business, University of Georgia, as well as several other non-profit boards. Mr. Brumley’s extensive experience in banking and commercial real estate, as well as related financing and work-out situations, provide significant insight and expertise to our Board, particularly as we continue to refine and execute our asset disposition and expense reduction strategies in the current environment.

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company for 16 years. Before it was sold in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants and grew to realize annual revenue of $300 million, employing 650 employees and operating 62 units in nine states throughout the United States. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia and a master’s degree in taxation from Georgetown University. Ms. Camp currently serves as a director of Citizens Bank & Trust, a banking subsidiary of Synovus, and is a current or past trustee or director of several non-profit organizations, including the Georgia Department of Industry, Trade & Tourism. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters, provides expertise in management and auditing, as well as leadership skills to our Board.

Gardiner W. Garrard, Jr. is the Chairman of the Board of The Jordan Company, a privately held real estate development and private equity investment company. From 1975 until October 2009, Mr. Garrard served as an executive of The Jordan Company, including as President. During that time, The Jordan Company was involved in a wide variety of activities, including real estate development, investment and financing as well as lumber manufacturing, building materials, general contracting and insurance brokerage. As President, he managed the various lines of business and negotiated the sales of several of such businesses with third parties.

Mr. Garrard holds a bachelor’s degree from the University of North Carolina and a law degree from the University of Georgia. After graduating from law school, Mr. Garrard served as a law clerk to Judge Griffin B. Bell on the U.S. Court of Appeals for the Fifth Circuit. He is currently a director of TSYS and has served on the boards of a wide array of non-profit and civic organizations. In addition to his management expertise, Mr. Garrard brings to our board extensive knowledge of commercial real estate and related investment and financing activities, having nearly 40 years of experience in such fields.

T. Michael Goodrich is the former Chairman of the Board and Chief Executive Officer of BE&K, Inc., a privately held international engineering and construction company specializing in complex projects. Mr. Goodrich joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and served as Chairman and Chief Executive Officer from 1995 until his retirement in May 2008. Mr. Goodrich received a bachelor’s degree in civil engineering from Tulane University and a law degree from the University of Alabama. Mr. Goodrich serves as a director of Energen Corporation, a publicly held diversified energy company, and First Commercial Bank, a banking subsidiary of Synovus. Mr. Goodrich is the Chairman of Synovus’ Compensation Committee and serves on the governance committee and the officers review committee at Energen. In addition, he serves on the board of Altec, Inc., a privately owned manufacturer of mobile equipment for the utility industry, and is a member of the Alabama Academy of Honor, the National Academy of Construction and the Alabama Engineering Hall of Fame. Through his experience as chief executive officer as well as his service on the board and committees of another NYSE-listed public company, Mr. Goodrich brings extensive leadership, risk assessment skills and public company expertise to our board.

V. Nathanial Hansford is the former President of North Georgia College and State University, a position he held from 1999 through 2005. Prior to his retirement in 2005, Mr. Hansford was a professor and Dean of Law at the University of Alabama and was a visiting professor at the United States Military Academy, the University of Georgia and the University of Fribourg in Switzerland. Mr. Hansford also served for 20 years in the U.S. Army Reserves, CPT, Judge Advocate General’s Corp., retiring as a Colonel. Mr. Hansford holds a bachelor’s degree and a law degree from the University of Georgia and a master’s degree in taxation from the University of Michigan. Mr. Hansford is Synovus’ Lead Director. In addition to chairing the board of our banking subsidiary, Cohutta Banking Company, Mr. Hansford serves on the boards of various civic organizations, including the Georgia Trust for Historic Preservation and the Georgia Non-Public Postsecondary Education Commission. Mr. Hansford’s extensive background in education and administration provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and succession planning.

Mason H. Lampton is the Chairman of the Board of Standard Concrete Products, Inc., a privately-held construction materials company, a position he has held since he founded the company in 1996. From 1996 until 2004, Mr. Lampton also served as President and Chief Executive Officer of Standard Concrete. Prior to founding Standard Concrete, Mr. Lampton served as President and Chairman of the Board of The Hardaway Company, having negotiated a leveraged buy-out of that company in 1977. Mr. Lampton spent two years in the United States Army and achieved the rank of First Lieutenant. Mr. Lampton holds a bachelor’s degree from Vanderbilt University. Mr. Lampton also serves as a director of TSYS and chairs its compensation committee. Mr. Lampton’s extensive experience in the various aspects of the construction industry throughout the Southeast, including dispute resolution, employee relations matters and contract negotiations, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages Synovus through the current environment and looks to its future.

Elizabeth C. Ogie is a private investor.  Ms. Ogie holds bachelors’ degrees from Columbus College and Georgia State University, as well having completed graduate studies at Schiller College. She is a director of CB&T and is a current or past trustee or director of several non-profit organizations, including the Bradley-Turner Foundation, the Georgia Health Sciences Foundation, the Pitts Foundation, Wesleyan College, the Historic Columbus Foundation, the Medical College of Georgia Foundation, St. Luke United Methodist Church, Children’s Healthcare of Atlanta Community Board, The Columbus Museum, Andrew College, Girl’s Inc., W.C. Bradley Co., Scottish Rite Children’s Hospital and the United Methodist Higher Education Foundation. Ms. Ogie’s extensive experience and leadership in for-profit and non-profit organizations and integral involvement in some of the communities in which we serve provides the Board with a unique perspective on corporate governance related matters and corporate strategy.

H. Lynn Page is the former Vice Chairman of the Board of Synovus, having retired from that position in 1991 after working for the company for over 25 years. Prior to his retirement, Mr. Page served in various executive management positions with Synovus, including President and Executive Vice President. In addition to his substantial commercial banking experience, Mr. Page is credited with envisioning, creating and developing Synovus’ payment processing line of business, which was eventually formed as TSYS. From 1978 to 1991, he also served as the Vice Chairman of the Board at TSYS and CB&T. Mr. Page has a bachelor’s degree in industrial management from Georgia Institute of Technology. He currently serves as a director of TSYS and as the Chair of its audit committee. Mr. Page’s long-standing history with Synovus and his extensive understanding of the financial services industry provide the Board with an invaluable resource for assessing and managing risks and planning for corporate strategy.

J. Neal Purcell is the former Vice Chairman of KPMG LLP. Prior to his retirement in 2002, Mr. Purcell managed the national audit practice operations for four years. Prior to that time, he held various management positions at KPMG, having been elected as a partner in 1972. He holds an accounting degree from Emory University and served in the U.S. Army for six years. In addition, Mr. Purcell currently serves on the board of the Southern Company, a publicly held public utility holding company, where he also chairs its compensation committee. He also serves as the board of Kaiser Permanente, a national health care company, where he chairs its audit committee and serves on its compensation, finance and executive committees. From 2003 to 2007, Mr. Purcell served on the board of Dollar General Corporation, a public company. Mr. Purcell also serves on the board of trustees at Emory University, chairing its compensation committee and serving on its executive and investment committees. In addition, Mr. Purcell currently serves, or has recently served, on the boards at Emory HealthCare, the Georgia Chamber of Commerce, the Salvation Army and the United Way of Atlanta. Mr. Purcell’s nearly forty years of accounting experience and expertise and his integral involvement in other public companies’ auditing practices and risk management programs and policies provide our Board with invaluable expertise in these areas. In addition, Mr. Purcell provides an important perspective as we discuss our capital and liquidity needs.

Melvin T. Stith is the Dean of the Martin J. Whitman School of Management at Syracuse University. Prior to taking this position in 2005, Dr. Stith was the Dean and Jim Moran Professor of Business Administration at Florida State University for thirteen years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of Captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the board of Flower Foods, Inc., a publicly held baked foods company, as well as its audit and compensation committees. He has also served on the boards of Correctional Services Corporation, JM Family Enterprises Youth Automotive Training Center, PHT Services and Tallahassee State Bank, and is a current or past director of Beta Gamma Sigma, the national honorary society for business schools, the Jim Moran Foundation and the Graduate Management Admissions Council. Dr. Stith’s leadership skills in consensus-building, risk management and executive management and his financial acumen add an important dimension to our Board’s composition.

Philip W. Tomlinson is the Chairman of the Board and Chief Executive Officer of TSYS, a publicly held global payments processing company. Mr. Tomlinson was elected to his current position with TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a member of the Financial Services Roundtable and a graduate of Louisiana State University School of Banking of the South. Mr. Tomlinson is also a member of the Georgia Institute of Technology Advisory Board and the Columbus State University Board of Trustees. As the principal executive officer of a public company, Mr. Tomlinson provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry and as to his diverse relationships within the financial services community.

William B. Turner, Jr. is the Chairman of the Board and former President of the W.C. Bradley Co., a privately held consumer products and real estate company. After 21 years as President and Chief Operating Officer of the W.C. Bradley Co., Mr. Turner retired from that position in 2008. During his 24 years with the W. C. Bradley Co., Mr. Turner served in various leadership and management positions, overseeing various operating divisions focused on manufacturing and production (including the CharBroil grill) as well as an extensive real estate portfolio which invested in commercial property, industrial property, warehouse space, residential property, investment buildings and development properties. At the time of Mr. Turner’s retirement, the W.C. Bradley Co. had more than $600 million in annual revenues. Mr. Turner’s extensive experience with a diversified business allowed him to provide direction and leadership in corporate strategy; investments, acquisitions and divestitures; talent management and compensation; budgeting; and managing a wide variety of risks. Prior to joining the W.C. Bradley Co., Mr. Turner was a commercial lender for CB&T from 1975 to 1984. Mr. Turner holds a bachelor’s degree from the University of the Georgia. His management skills and extensive experience with corporate strategy and real estate provide invaluable insight and guidance to our Board’s oversight function.

James D. Yancey is the Chairman of the Board at CB&T and former Chairman of the Board at Synovus. He retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive Chairman of the Board of Synovus in October 2003. Prior to 2003 and for 45 years, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T. Mr. Yancey has an associate’s degree from Columbus State University. He serves as a director of TSYS as well as other civic and charitable organizations and brings to our Board a depth of understanding as to our company’s business, history and organization and the various challenges we face in the current economic environment.

Legal Proceedings

As previously disclosed in Synovus’ filings with the SEC, each of the nominees named above, as well as certain of Synovus current and former directors and executive officers, is named as a defendant in certain litigation.

On July 7, 2009, the City of Pompano Beach General Employees’ Retirement System filed suit against Synovus, and certain of Synovus’ current and former officers, including Richard E. Anthony, a nominee for director, in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-1811) (the “Securities Class Action”) alleging, among other things, that Synovus and the named individual defendants misrepresented or failed to disclose material facts that artificially inflated Synovus’ stock price in violation of the federal securities laws, including purported exposure to our Sea Island lending relationship and the impact of real estate values as a threat to our credit, capital position, and business, and failed to adequately and timely record losses for impaired loans. The plaintiffs in the Securities Class Action seek damages in an unspecified amount.

On November 4, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the United States District Court, Northern District of Georgia (Civil Action File No. 1 09-CV-3069) (the “Federal Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The Federal Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Securities Class Action described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief. On December 21, 2009, a shareholder filed a putative derivative action purportedly on behalf of Synovus in the Superior Court of Fulton County, Georgia (the “State Shareholder Derivative Lawsuit”), against certain current and/or former directors and executive officers of Synovus. The State Shareholder Derivative Lawsuit asserts that the individual defendants violated their fiduciary duties based upon substantially the same facts as alleged in the Federal Shareholder Derivative Lawsuit described above. The plaintiff is seeking to recover damages in an unspecified amount and equitable and/or injunctive relief. Synovus and the individual named defendants collectively intend to vigorously defend themselves against the Securities Class Action and the Federal and State Shareholder Derivative Lawsuit allegations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL 17 NOMINEES.

PROPOSAL 2: AMENDMENT TO ARTICLE 4 OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

Background

Synovus’ Articles of Incorporation, as amended, currently authorize 600,000,000 shares of common stock. As of February 12, 2010,           shares of common stock were outstanding,           shares of common stock were subject to awards under Synovus’ stock compensation plans and           shares of common stock were reserved for issuance in connection with the conversion of outstanding warrants issued in December 2008 to the United States Department of Treasury as part of its $968 million investment in our preferred stock. Accordingly, we only have           shares of common stock available for issuance in other transactions.

Proposed Amendment

On January 28, 2010, the Board of Directors unanimously adopted, subject to shareholder approval, an amendment to Article 4 of Synovus’ Articles of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company from 600,000,000 to 1,200,000,000 (the “Amendment”).

Specifically, we are proposing that the first two sentences of the first paragraph of Article 4 of our Articles of Incorporation be amended as follows (with the deletions marked as strike-throughs and the additions marked by underlining):

“4.

The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be ~~700,000,000~~ 1,300,000,000 shares. The corporation shall have the authority to issue (i) ~~600,000,000~~ 1,200,000,000 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

If the Amendment is adopted, it will become effective upon the filing of an amendment to Synovus’ Articles of Incorporation with the Secretary of State of the State of Georgia, which Synovus expects to occur following shareholder approval of the proposal described herein. If the proposal is not approved by our shareholders, no amendment with respect to an increase in the number of authorized shares of common stock will be filed with the Secretary of State of the State of Georgia and the proposal will not be implemented.

We are not proposing to increase the number of authorized shares of preferred stock. We have designated 973,350 shares of preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which were issued to the United States Department of Treasury. We believe that the over 99 million shares of remaining preferred stock will be adequate for the foreseeable future.

Vote Required

The affirmative vote of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of our common stock is required to approve the Amendment.

Purpose and Effect of the Amendment

The principal purpose of the Amendment is to provide us with additional financial flexibility to issue common stock for purposes which may be identified in the future, including, without limitation, raising equity capital, making acquisitions through the use of common stock, distributing common stock to shareholders pursuant to stock splits and/or stock dividends, adopting additional equity incentive plans or reserving additional shares for issuance under such plans, and effecting other general corporate purposes. We may consider, for example, issuing additional equity to replace or restructure some or all of the investment we have received from the United States Department of Treasury or in connection with the modification or restructuring of certain of our outstanding debt securities. The availability of additional shares of common stock is particularly important if the Board of Directors needs to undertake any of the foregoing actions on an expedited basis. An increase in the number of authorized shares of common stock would enable the Board of Directors to avoid the time (and expense) of seeking shareholder approval in connection with any such contemplated action and would enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits or additional financings.

If the Amendment is approved by the shareholders, upon the effective date of the Amendment, Synovus would have approximately           shares of common stock available for future issuance after taking into account the number of shares currently outstanding and reserved for other purposes. If the Amendment is not approved by our shareholders, the number of authorized shares of common stock will remain at 600 million and Synovus would only have           shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes.

If the Amendment is approved by our shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the rules of any stock exchange upon which our securities may be listed. As of the date of the filing of this proxy statement, with the exception of shares reserved for issuance under Synovus’ stock compensation plans and conversion of outstanding warrants, Synovus has no existing plans, arrangements or understandings to issue shares of common stock that will be available if shareholders approve this Amendment and it becomes effective.

The Board of Directors believes that the Amendment is in the best interests of Synovus and our shareholders and is consistent with sound corporate governance principles.

Dilution

Adoption of the Amendment and the issuance of any common stock would have no affect on the rights of the holders of currently outstanding common stock. The additional shares of common stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding common stock.

Under Synovus’ Articles of Incorporation, as amended, our shareholders do not have preemptive rights to subscribe to additional securities which may be issued by Synovus, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of Synovus in order to maintain their proportional ownership of such shares. In addition, to the extent that additional shares are actually issued, any such issuance could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock.

Anti-Takeover Effects

The proposed Amendment to increase the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board of Directors. The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Synovus without further action by the shareholders. This proposal is not being submitted as a result of or in response to any threatened takeover or attempt to obtain control of Synovus by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person, and the Board of Directors has no knowledge of any current effort to obtain control of Synovus or to accumulate large amounts of common shares. The Board of Directors represents that it will not, without prior shareholder approval, issue common stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan (other than a “tax preservation” shareholder rights plan to protect the use of Synovus’ net operating losses).

Potential Impact If Amendment is Not Adopted

If the Amendment is not adopted by our shareholders and we are unable to increase our number of authorized shares of common stock, we will only have           shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes. This limited number of available shares could restrict our ability to raise capital if we are instructed to do so by our regulators, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies, or we otherwise determine that additional capital is in the best interests of Synovus and our shareholders. In addition, our ability to participate in acquisitions, including FDIC-assisted acquisitions of troubled institutions, could be impaired as we would be restricted in our ability to issue additional shares of common stock or securities convertible into shares of common stock as consideration in these transactions. Without sufficient shares of common stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take full advantage of changing market conditions that will best position Synovus to remain strong through these challenging economic conditions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND ARTICLE 4 OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

As discussed under “Executive Compensation — Compensation Discussion and Analysis” beginning on page    of this Proxy Statement, Synovus’ compensation program for its executive officers is competitive, performance-oriented and designed to support our strategic goals. Compensation of our named executive officers for 2009 reflected Synovus’ financial performance for 2009. In particular,

•	There have been no base salary increases for our executives in more than two years, and the Compensation Committee does not anticipate base salary increases for our executives until Synovus returns to profitability;

•	For the third year in a row, we paid no bonuses to named executive officers;

•	No long-term incentive awards were granted to our executive officers in 2009;

•	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price:

○	Outstanding stock options are “underwater,” meaning that the exercise price exceeds the value of the shares. This will continue until stock prices return to their former levels;

○	Unvested restricted stock has declined in value along with the declines in our stock price; and

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock which has declined in value the same as shareholders’ stock.

On February 13, 2009, the United States Congress passed the American Recovery and Reinvestment Act of 2009, or ARRA. The ARRA requires, among other things, all participants in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the company’s executives. Accordingly, we are asking you to approve the compensation of Synovus’ named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (see pages    to   of this Proxy Statement). Under the ARRA, your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR

DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL 4: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2010 and Synovus’ internal control over financial reporting as of December 31, 2010. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

KPMG served as Synovus’ independent auditor for the fiscal year ending December 31, 2009. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

		Position with
Name	Age	Synovus

Richard E. Anthony(1)	63	Chairman of the Board, Chief Executive Officer and President
Elizabeth R. James(2)	48	Vice Chairman, Chief People Officer and Chief Information Officer
Thomas J. Prescott(3)	55	Executive Vice President and Chief Financial Officer
Mark G. Holladay(4)	54	Executive Vice President and Chief Risk Officer
Leila S. Carr(5)	48	Executive Vice President and Chief Retail Officer
R. Dallis Copeland(6)	41	Chief Commercial Officer
Samuel F. Hatcher(7)	64	Executive Vice President, General Counsel and Secretary
Kevin J. Howard(8)	45	Chief Credit Officer
Liliana C. McDaniel(9)	45	Chief Accounting Officer
J. Barton Singleton(10)	46	Executive Vice President and President, Financial Management Services
Kessel D. Stelling(11)	53	Regional Chief Executive Officer

(1)	As Mr. Anthony is a director of Synovus, relevant information pertaining to his position with Synovus is set forth under the caption “Nominees for Election as Director” on page .

(2)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus and/or its subsidiaries, including Chief Information Officer and Chief People Officer of Synovus.

(3)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(4)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(5)	Leila S. Carr was elected Executive Vice President and Chief Retail Officer of Synovus in August 2005. Ms. Carr joined Synovus in June 2000 as Senior Vice President, Director of Sales, Marketing and Product Development and was named Senior Vice President and Synovus’ Retail Banking Executive in 2004. Prior to joining Synovus, Ms. Carr spent 17 years with First Union National Bank.

(6)	R. Dallis Copeland was elected as Chief Commercial Officer in September 2008. He previously served as President and Chief Executive Officer of Citizens First Bank, one of our banking subsidiaries, and has led various banking departments in retail and commercial banking at CB&T. He began his career with CB&T in 1992.

(7)	Samuel F. Hatcher was elected Executive Vice President, General Counsel and Secretary of Synovus in April 2008. From 2005 until April 2008, Mr. Hatcher was a partner in the law firm of Bradley & Hatcher in Columbus, Georgia and from 2002 until April 2005, he was a partner in the law firm of Hatcher Thomas, LLC in Atlanta, Georgia. Prior to 2002, Mr. Hatcher served as the General Counsel of Equitable Real Estate Investment Management, Inc.

(8)	Kevin J. Howard was elected as Chief Credit Officer in September 2008. Mr. Howard served as Senior Vice President and Credit Manager of Synovus from 2004 until September 2008 and as Senior Vice President of commercial real estate, correspondent and affiliate lending from 2000 until 2004. Mr. Howard joined CB&T as Vice President in 1993.

(9)	Liliana C. McDaniel was elected Chief Accounting Officer in July 2006. From 2001 until 2006, Ms. McDaniel was the Senior Vice President, Director of Financial Reporting at Synovus. From 1998 to 2001, she served as Synovus’ Vice President, Financial Reporting Manager.

(10)	J. Barton Singleton was elected as Executive Vice President and President, Synovus Financial Management Services in December 2007. Mr. Singleton joined Synovus in August 2005 and since that time, he has served in various capacities, including Senior Vice President and Manager of the investment banking and institutional brokerage groups and Chief Operating Officer, Chief Financial Officer and Fixed Income Trader for mortgage-backed securities. He was named President of Synovus Securities in February 2006. Prior to joining Synovus, Mr. Singleton spent 16 years at SouthTrust Securities.

(11)	Kessel D. Stelling has been Regional Chief Executive Officer for the Atlanta region since 2008. Mr. Stelling joined Synovus in March 2006 and was named Chief Executive Officer of Bank of North Georgia, one of our banking subsidiaries, in January 2007. From 1996 until 2006, Mr. Stelling was Chairman and Chief Executive Officer of Riverside Bancshares, Inc. and Riverside Bank. Mr. Stelling began his banking career in 1974.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2009.

		Shares of
	Shares of	Synovus		Shares of
	Synovus	Stock		Synovus
	Stock	Beneficially		Stock
	Beneficially	Owned		Beneficially		Percentage of
	Owned	with		Owned	Total	Outstanding
	with Sole	Shared		with Sole	Shares of	Shares of
	Voting	Voting		Voting	Synovus	Synovus
	And	And		and No	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power	Power		Power	Owned	Owned
	as of	as of		as of	as of	as of
Name	12/31/09	12/31/09		12/31/09	12/31/09(1)	12/31/09

Daniel P. Amos	307,567	12,947		1,000	321,514	*
Richard E. Anthony	780,530	70,429		50,144	2,433,535	*
James H. Blanchard	489,795	1,334,309		1,000	3,875,647	*
Richard Y. Bradley	62,836	177,255		1,000	241,091	*
Frank W. Brumley	75,872	45,009		1,000	121,881	*
Elizabeth W. Camp	29,118	2,703		1,000	32,821	*
Gardiner W. Garrard, Jr.	162,070	614,257		1,000	777,327	*
T. Michael Goodrich	387,644	19,730	(2)	1,000	408,374	*
Frederick L. Green, III(3)	11	—		—	11	*
V. Nathaniel Hansford	135,363	197,792		1,000	334,155	*
Mark G. Holladay	64,104	—		1,753	841,767	*
Elizabeth R. James	92,963	—		4,084	1,260,053	*
Mason H. Lampton	104,232	1,395		1,000	106,627	*
Elizabeth C. Ogie	473,675	2,215,703		1,000	2,690,378	*
H. Lynn Page	681,637	11,515		1,000	694,152	*
Thomas J. Prescott	97,667	—		4,046	1,249,962	*
J. Neal Purcell	48,464	—		1,000	49,464	*
Melvin T. Stith	23,405	133		1,000	24,538	*
Philip W. Tomlinson	94,197	—		1,000	95,197	*
William B. Turner, Jr.	377,169	—		1,000	378,169	*
James D. Yancey	788,654	393,500		1,000	2,596,357	*
Directors and Executive Officers as a Group (23 persons)	5,315,757	5,096,677		76,623	18,657,976	3.75%

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of December 31, 2009: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	1,532,432	67,823
James H. Blanchard	2,050,543	1,446,938
Gardiner W. Garrard, Jr.	—	290,427
Mark G. Holladay	775,910	30,927
Elizabeth R. James	1,163,006	—
Mason H. Lampton	—	58,275
H. Lynn Page	—	66,468
Thomas J. Prescott	1,148,249	—
William B. Turner, Jr.	—	50,000
James D. Yancey	1,413,203	241,228

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 85,576 shares of Synovus stock within 60 days through the exercise of stock options.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

(3)	Mr. Green resigned as President and Chief Operating Officer effective May 28, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page    and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2009;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board; and

•	Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Audit Committee
J. Neal Purcell, Chair
Elizabeth W. Camp
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2009 and December 31, 2008 and fees billed for other services rendered by KPMG during those periods.

	2009	2008

Audit Fees(1)	$2,739,260	$2,018,000
Audit Related Fees(2)	121,000	136,000
Tax Fees(3)	24,474	—
All Other Fees(4)	40,565	226,000

Total	$2,925,299	$2,380,000

(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”

(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.

(4)	All other fees for 2009 consisted principally of fees for professional services related to Synovus’ regulatory compliance and for enterprise risk management consulting services. For 2008, all other fees consisted principally of fees for enterprise risk management consulting services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2009 was the most challenging year Synovus has ever faced. Due to the continued decline in economic conditions in the U.S., we experienced significant credit-related losses and our stock price continued to decline.

This performance is reflected in our total compensation for executives. For example:

•	There have been no base salary increases for our executives in more than two years, and the Compensation Committee does not anticipate base salary increases for our executives until Synovus returns to profitability.

•	For the third year in a row, we paid no bonuses to named executive officers.

•	No long-term incentive awards were granted to our executive officers in 2009.

•	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price:

○	Outstanding stock options are “underwater,” meaning that the exercise price exceeds the value of the shares. This will continue until stock prices return to their former levels.

○	Unvested restricted stock has declined in value along with the declines in our stock price.

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock, which has declined in value the same as all other shareholders’ stock.

TARP-Related Actions:  In 2008, Synovus issued approximately $968 million of preferred stock and warrants to the United States Treasury Department pursuant to the Capital Purchase Program under the Troubled Asset Relief Program, or TARP. In 2009, Congress enacted ARRA, which contained several executive compensation and corporate governance requirements that apply to TARP recipients, including Synovus. The Compensation Committee has taken a number of actions in order to comply with the provisions of TARP and ARRA:

•	Met with Synovus’ senior risk officer to review senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans. The risk assessment is described in more detail beginning on page of this Proxy Statement.

•	Eliminated bonus and other incentive payments to senior executive officers and the next twenty most highly compensated employees during the TARP period. Synovus’ short-term and long-term incentive plans and the Committee’s actions are described in more detail beginning on page of this Proxy Statement.

•	Suspended Synovus’ change of control agreements previously applicable to Synovus’ senior executive officers and the next five most highly compensated employees during the TARP period.

•	Added a recovery or “clawback” provision to Synovus’ incentive compensation plans requiring that any senior executive officer or next twenty most highly compensated employees return any bonus payment or award made during the TARP period based upon materially inaccurate financial statements or performance metrics. As noted above, however, there were no bonus payments to any such officers or employees during 2009.

•	Prohibited all forms of gross-ups to senior executive officers and the next twenty most highly compensated employees. Synovus rarely used “gross ups” for its officers, so the impact of this prohibition was minimal.

•	Adopted a policy regarding luxury or excessive expenditures.

Program Overview

What the CD&A Addresses.  The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for the executive officers named in the Summary Compensation Table on page    of this Proxy Statement (“named executive officers”). Specifically, the CD&A addresses:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee” on page    of this Proxy Statement.

Elements of Compensation.  Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program (not all elements of which are currently active because of the TARP requirements) and the objectives of each element are identified in the following table:

Compensation Element	Objective	Key Features

Base Pay	To compensate an executive for performing his or her job on a daily basis.	Fixed cash salary targeted at median (50th percentile) of identified list of Peer Companies (companies with similar size and scope of banking operations) for similar positions.
Short-Term Incentives	To provide an incentive for executives to meet our short-term earnings goals and ensure a competitive program given the marketplace prevalence of short-term incentive compensation.	Cash bonuses typically awarded based upon achievement of earnings per share goals for year of performance using the grid on page . (This plan is suspended during the TARP period, however, and no bonus will be earned or paid to our senior executive officers and the next twenty most highly compensated employees during that period.)
Long-Term Incentives	To (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
Equity typically is awarded based upon a performance matrix that measures Synovus’ absolute total shareholder return performance over the preceding three-year period, as well as its total shareholder return performance relative to other banks.

Awards are generally made 50% in stock options and 50% in restricted stock. The long-term incentive plan has been suspended during the TARP period.

Perquisites	To align our compensation plan with competitive practices.	Small component of pay intended to provide an economic benefit to executives to promote their retention.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a money purchase pension plan, a profit sharing plan, a 401(k) savings plan and a deferred compensation plan.
Change in Control Agreements	To provide orderly transition and continuity of management following a change in control of Synovus.	Change of control agreements for the Company’s senior executive officers and the next five most highly compensated employees have been suspended during the TARP period.
Stock Ownership/Retention Guidelines	To align the interests of our executives with shareholders.	Executive officers must maintain minimum ownership levels of Synovus common stock and must “hold until retirement” 50% of all stock acquired in connection with equity compensation programs, all as described on page .

Compensation Philosophy and Overview

Synovus has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of the compensation program that would apply to our senior executives absent the TARP restrictions are described below.

Synovus’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program that allows us to recruit top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance of Synovus. This “pay for performance” principle also results in executive compensation that is below average when performance is below average. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Synovus’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings has been the primary driver of our short-term incentive program and shareholder value has been the primary driver of our long-term incentive program. Synovus believes that the high degree of performance orientation in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, Synovus has adopted stock ownership guidelines, which require executives to own a certain amount of Synovus stock based on a multiple of base salary, and a “hold until retirement” provision, which requires executives to retain ownership of 50% of all stock acquired through our equity compensation plans until their retirement or other termination of employment. These requirements are intended to focus executives on long-term shareholder value creation. During the TARP period, Synovus will be required to manage our executive compensation programs within the boundaries dictated by the regulations. We continue to believe in our guiding principles and will strive to meet our stated objectives of competitive pay, executive motivation and retention, and pay for performance while working within the constraints dictated by TARP.

Primary Elements of Compensation

Historically, there have been three primary elements of compensation in Synovus’ executive compensation program:

•	base pay;

•	short-term incentive compensation; and

•	long-term incentive compensation.

In early 2009, the decision was made to suspend these programs in light of business performance and economic conditions. Accordingly, as more fully described below, there were no base salary increases, short-term incentive awards or long-term incentive awards for 2009. As we exit TARP in the future, we anticipate a complete re-evaluation of base salary and short and long-term incentive programs to ensure they align strategically with the needs of the business and the competitive market at that time.

In past years, short-term and long-term incentive compensation has been tied directly to performance. Short-term incentive compensation was based upon Synovus’ fundamental operating performance measured over a one-year period, while long-term incentive compensation was based upon Synovus’ total shareholder return measured over a three-year period. Synovus has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives were based upon percentages or multiples of base pay. If both short-term and long-term incentives were paid at target, long-term incentives would constitute the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives were paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Benchmarking

In the past, Synovus has benchmarked base salaries and “market” short-term and long-term incentive target awards to assess the competitive executive compensation practices of competitor companies. We continued the practice in 2009 although the competitive landscape had been completely disrupted by the economic and regulatory changes. Findings from this benchmarking exercise in 2009 will not be used to determine any current compensation actions, but will serve to provide historical trending information to support future compensation evaluation.

Synovus used current year proxy data for the companies listed below as well as external market surveys to benchmark total compensation. When reviewing the total compensation benchmarking data, Synovus focused on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon Synovus’ performance results due to the program’s performance orientation.

From a list of competitor banks, Synovus selects the banks immediately above and immediately below Synovus’ assets size as the appropriate companies against which to benchmark base pay (the “Peer Companies”). For 2009, the Peer Companies were:

Associated Banc-Corp.	Huntington Bancshares, Inc.
Bok Financial Group	KeyCorp
City National Corp.	Marshall & Ilsley Corp.
Comerica Inc.	M&T Bank Corp.
Commerce Bancshares, Inc.	Northern Trust Corporation
Fifth Third Bancorp.	People’s United Financial, Inc.
First Bancorp Citizens BancShares, Inc.	Popular, Inc.
First Citizens BancShares, Inc.	TCF Financial Corp.
First Horizon National Corp.	Zions Bancorporation
Fulton Financial Corp.

Base Pay.  Base pay is seen as the amount paid to an executive for consistently performing his or her job on a daily basis. To ensure that base salaries are competitive, Synovus targets base pay at the median (e.g., the 50th percentile) of the Peer Companies for similarly situated positions, based upon each executive’s position and job responsibilities. For certain positions for which there is no clear market match in the benchmarking data, Synovus uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, subjective evaluation of individual performance may affect base pay. For example, an executive whose performance is not meeting expectations, in the committee’s judgment, may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to Synovus’ performance. Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. Because of the process we use to initially establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position.

Due to economic conditions, there were no base salary increases for 2009. The Committee does not anticipate any future base salary increases for our executives until the Company returns to profitability.

Short-Term Incentives.  In addition to base salary, our executive compensation program historically included short-term incentive compensation. We previously paid short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings growth goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

As required under ARRA, no bonuses can be paid to Synovus’ senior executive officers and the next twenty most highly compensated employees during the TARP period. As a result, the prior short-term incentive compensation plan was suspended for 2009 and for the remainder of the TARP period. For more information regarding our short-term incentive plan as in effect prior to TARP, please refer to the discussion beginning on page 25 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement.

Long-Term Incentives.  Our executive compensation program also historically included long-term incentive compensation, which was awarded in the form of restricted stock units and stock options that were earned through performance. We elected to provide long-term incentive compensation opportunities in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to both past and future growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

As required under ARRA, Synovus’ prior long-term incentive plan was suspended for our senior executive officers and the next twenty most highly compensated employees for 2009 and the remainder of the TARP period. For more information regarding our long-term incentive plan as in effect prior to TARP, please refer to the discussion beginning on page 26 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement.

Other Long-Term Incentive Awards

In addition to the annual long-term incentive awards awarded pursuant to the program described above, the Committee has from time to time granted other long-term incentive awards. For example, the Committee made a restricted stock award grant to Mr. Anthony in 2005 to reflect his promotion and to serve as a vehicle for retaining his services in his new role. Although Mr. Anthony’s 2005 award was primarily for retention, the grant was a performance-based grant to link his award to a threshold level of performance. Mr. Anthony’s 2005 award vests over a five to seven year period. The Committee establishes performance measures each year during the seven year vesting period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measures established for 2009 were: (1) Synovus’ earnings per share results in light of the economic and financial conditions facing Synovus, (2) Synovus’ earnings per share results compared to the earnings per share results of Synovus’ competitors for 2009, (3) Synovus’ progress during 2009 in reducing problem assets, (4) Synovus’ management of credit issues during 2009, and (5) Synovus’ progress toward implementing a strategic plan during 2009. Based upon Synovus’ progress toward these performance measures in 2009, the Committee approved the vesting of 20% of the award. The Committee expects to establish similar performance measures for 2010.

Perquisites

Perquisites are a small part of our executive compensation program. Perquisites are not tied to Synovus’ performance. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus are set forth in footnotes 5, 6, and 7 of the Summary

Compensation Table. No named executive officers received perquisites in excess of $25,000 in 2009. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. However, in light of economic conditions, the Committee suspended the personal use of aircraft by the Company’s executives for 2009 following the January 2009 Committee meeting, although the Committee can approve exceptions to that policy.

Employment Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has had a historical fixed 7% of compensation employer contribution every year. Effective March 15, 2009, this percentage was reduced to 3%. The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to Synovus’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS percentage change goals. Based upon Synovus’ performance for 2009, Synovus’ named executive officers did not receive a contribution under the profit sharing plan or 401(k) savings plan. The retirement plan contributions for 2009 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the Synovus/TSYS Deferred Compensation Plan (“Deferred Plan”) replaces benefits foregone under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer contribution to the Deferred Plan for 2009 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings (losses) on the Deferred Plan accounts during 2009 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in a footnote to the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation

Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. Historically, Synovus had entered into limited post-termination arrangements when appropriate, such as change of control agreements with each of the named executive officers. As required under ARRA, the change of control agreements have been suspended for senior executive officers and the next five most highly compensated employees for the remainder of the TARP period. For more information regarding the change in control agreements as in effect prior to TARP, please refer to the discussion beginning on page 25 under “Executive Compensation — Compensation Discussion and Analysis” of Synovus’ 2009 Proxy Statement and the “Potential Payouts Upon Change-In-Control” section appearing on page 40 of the 2009 Proxy Statement.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives were initially required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Ownership Level
Named Executive Officer	(as multiple of base salary)

Chief Executive Officer	5x
Chief Operating Officer	4x
All other executive officers	3x

The guidelines were recalculated at the beginning of each calendar year. The guideline was initially adopted January 1, 2004, and executives had a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline was achieved, executives were required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee.

Like a number of other public companies, especially financial institutions, the market value of Synovus’ common stock decreased significantly during 2008 and 2009. As a result of the decline in Synovus’ stock price, the Committee recalculated the guidelines. As a result, the Committee agreed to accept the number of shares owned by each executive as of January 1, 2009 as being in compliance with the guidelines. Executives are required to maintain that number of shares as a minimum going forward. The Committee agreed to review the guidelines and each executive’s ownership level on an annual basis beginning in 2010.

Synovus has also adopted a “hold until retirement” provision that applies to all unexercised stock options and unvested restricted stock awards. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. Synovus believes that the “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Tally Sheets

The Committee historically uses tally sheets to add up all components of compensation for each named executive officer, including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. The tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. Because there were no base salary increases, short-term incentive awards or long-term incentive awards during 2009, the Committee did not review tally sheets for Mr. Anthony or any other named executive officers. The Committee anticipates using tally sheets in the future as business conditions normalize.

TARP Related Actions

Amendments to Executive Compensation Program.  As required by ARRA, a number of amendments were made to our executive compensation program. The amendments include:

•	Bonuses and other incentive payments to senior executive officers and the next twenty most highly compensated employees have been prohibited during the TARP period.

•	The change of control agreements previously applicable to senior executive officers and the next five most highly compensated employees have been suspended during the TARP period.

•	A recovery or “clawback” provision has been added to Synovus’ incentive compensation plans requiring that any senior executive officer or next twenty most highly compensated employees return any bonus payment or award made during the TARP period based upon materially inaccurate financial statements or performance metrics. There were no bonus payments to any such officers or employees during 2009.

•	All forms of gross-ups to senior executive officers and the next twenty most highly compensated employees have been prohibited during the TARP period. Historically, the only gross-ups we used were for: (1) spouse travel to business events when the spouse’s attendance is expected and (2) any excise taxes imposed in connection with the change of control agreements. Both of these gross-ups have been eliminated as required under TARP.

Incentive Compensation Plan Risk Assessment.  The Committee met with Synovus’ Chief Risk Officer in 2009 to review Synovus’ incentive compensation plans. Because the incentive compensation plans covering senior executive officers (SEOs) have been suspended by the Committee for the TARP period, no incentive compensation plans were part of the review. As a result, the review focused on Synovus employee incentive plans.

Synovus’ employee incentive plans are broadly classified by business unit: there are incentive plans for Synovus’ banks and incentive plans for Synovus’ Financial Management Services division, or FMS. All of the plans were assessed for risk factors in four different categories: financial payouts, type of performance measured, design features, and administrative risks. Each plan was assigned a level of risk ranking from 1 (highest risk) to 5 (lowest risk) for each risk category. Any plan which received a “1” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks.

The Synovus subsidiary banks maintain incentive compensation plans that pay production incentives to bank personnel, including commercial and business bankers, private bankers, branch managers and assistant branch managers, personal bankers and cash management personnel. Incentives are paid for various measures of production consistent with Synovus’ strategic business goals for the year. For 2009, these measures included core deposit growth, growth in deposit accounts, and fee income, including both referral fees and fees paid on retail accounts. As part of the risk assessment, it was determined that the risks of these plans was acceptable requiring normal monitoring. With respect to financial payout risks, it was noted that incentives were paid only upon realized revenue, and that the payouts represented an extremely small portion (less than 1%) of the banks’ total compensation expense. With respect to risks related to design and type of performance, it was noted that the performance measures were based on Synovus’ strategic business goals for the year, and that a return on investment analysis was performed on a quarterly basis to ensure that the incentives being encouraged were consistent with the company’s business and strategic goals for the year. It was also noted that participants must achieve threshold performance goals before becoming eligible to receive incentive payouts. With respect to administrative risks, it was noted that the design, goal setting, and performance measurement for the plans were performed by team members who do not participate in the plans, and that the plans were administered and managed by a central corporate office. As a result, there were no additional mitigating controls required to be implemented.

FMS maintains incentive compensation plans for its subsidiaries, including Synovus Mortgage Corp., Synovus Securities, Inc., Synovus Trust Company, N.A., Creative Financial Group, Ltd., and Globalt, Inc. As part of the risk assessment, it was noted that the plans for Synovus Mortgage, Synovus Securities and Creative Financial presented somewhat more risk than other Synovus plans because commissions were based on production volume and constituted a higher portion of each company’s total compensation expense than the other plans. However, as part of the risk assessment, additional controls were implemented for each plan to ensure appropriate monitoring of risks. It was also noted that the commission expense at Synovus Trust and Globalt was lower, although additional controls were also implemented for the plans maintained at these companies to ensure appropriate risk mitigation. The implemented controls include centralized plan administration, periodic return on investment analysis to ensure the effectiveness of the incentive plans, and periodic audits of plan payouts to ensure the plans are being administered in accordance with their terms.

Role of the Compensation Consultant

The Committee has retained Hewitt Associates as its independent executive compensation consultant. The role of the outside compensation consultant is to assist the Committee in analyzing executive pay packages and contracts and understanding Synovus’ financial measures. The Committee has the sole authority to hire and fire outside compensation consultants. The Committee’s relationship with Hewitt Associates is described on page    of this Proxy Statement under “Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief People Officer and Synovus’ Chief Executive Officer generally attend all Committee meetings by invitation of the Committee. These executives provide management perspective on issues under consideration by the Committee. Neither the Chief Executive Officer nor the Chief People Officer have authority to vote on Committee matters. The Committee regularly meets in executive session with no Synovus executive officers present. For more information regarding Committee meetings, please refer to page    of this Proxy Statement under “Compensation Committee.”

Other Policies

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Under TARP, however, this limit is reduced to $500,000. The short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Significant Events After December 31, 2009

The Committee granted restricted stock unit awards to Synovus’ named executive officers effective February 1, 2010. Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and

Hatcher were each granted restricted stock unit awards of 71,429, 53,572, 53,572, 53,572, and 53,572 shares, respectively. The restricted stock unit awards have a service component, a performance component and a TARP-related component for vesting. The units vest after each executive has two years of service and after Synovus has achieved two consecutive quarters of profitability. In addition, as required under TARP, for each 25% of the aggregate TARP funds that are repaid, 25% of the units vest.

Conclusion

We believe that the compensation delivered to each named executive officer in 2009 was fair, reasonable and competitive.

COMPENSATION COMMITTEE REPORT

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2009 and in this Proxy Statement.

As required under TARP, the Committee met with Synovus’ Chief Risk Officer in 2009 to review the Company’s incentive compensation plans. All incentive compensation plans covering senior executive officers (SEOs) have been suspended by the Committee for the TARP period. The required disclosures under TARP regarding the risks under our employee compensation plans appear under the heading “Compensation Discussion and Analysis — TARP Related Actions — Incentive Compensation Plan Risk Assessment” beginning on page    of this Proxy Statement.

The Committee certifies that: (1) it has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Synovus; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Synovus; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Synovus to enhance the compensation of any employee.

The Compensation Committee
T. Michael Goodrich, Chair
V. Nathaniel Hansford
Mason H. Lampton

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments or as “Non-Equity Incentive Plan Compensation” for any of these fiscal years.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings (if any) for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

								Change in
								Pension
								Value and
								Nonquali-
								fied
							Non-Equity	Deferred
							Incentive	Compen-	All Other
				Stock	Option		Plan Com-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards		pensation	Earnings	sation		Total
Position	Year	($)	($)	($)(1)	($)(2)		($)	($)	($)		($)

Richard E. Anthony	2009	$928,200	—	$-0-	$-0-		$		$268,287	(4)(5)(6)(7)	$1,196,487
Chairman of the Board,	2008	928,200	—	434,518	1,607,808	(3)			86,661		3,057,187	(3)
Chief Executive Officer and President	2007	869,000	—	409,502	277,790		-0-		369,963		1,926,255

Thomas J. Prescott	2009	387,000	—	-0-	-0-		-0-		151,069	(5)(6)(7)	538,069
Executive Vice President and	2008	387,000	—	145,125	499,200	(3)	-0-		48,041		1,079,366	(3)
Chief Financial Officer	2007	387,000	—	136,501	92,597		-0-		120,490		736,588

Elizabeth R. James	2009	431,000	—	-0-	-0-		-0-		130,739	(4)(5)(6)	561,739
Vice Chairman and	2008	431,000	—	146,628	499,987	(3)	-0-		59,033		1,136,648	(3)
Chief People Officer	2007	391,000	—	140,811	95,521		-0-		160,080		787,412

Mark G. Holladay	2009	315,000	—	-0-	-0-		-0-	—	80,419	(5)(6)(7)	395,419
Executive Vice President and	2008	315,000	—	63,000	362,079	(3)	-0-	—	33,051		773,130	(3)
Chief Risk Officer	2007	315,000	—	59,007	40,020		-0-	—	78,372		492,399

Samuel F. Hatcher	2009	325,000	—	-0-	-0-		-0-		10,875	(5)(6)	335,875
Executive Vice President, General	2008	226,675	—	-0-	84,480		-0-		9,375		320,530
Counsel and Secretary	2007	—	—	—	—		—	—	—		—

Frederick L. Green, III	2009	234,217	—	-0-	-0-		-0-		348,680	(5)(6)(7)(8)	582,897
Former President and	2008	562,100	—	218,762	866,856	(3)	-0-		83,123		1,730,841	(3)
Chief Operating Officer (Resigned Effective May 28, 2009)	2007	500,000	—	158,341	107,405		-0-	—	180,801		946,547

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock unit awards reported in this column, please see note of the Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10K for the year ended December 31, 2009, which is incorporated herein by reference.

(2)	The amounts in this column reflect the aggregate grant date fair value of options awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the calculation of the option awards reported in this column, please see note of the Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10K for the year ended December 31, 2009, which is incorporated herein by reference.

(3)	Option award amount for 2008 includes a special one-time grant of stock options made in connection with the spin-off of TSYS. Fair market value of this award on date of grant was $1,410,000, $423,000, $423,000, $329,000 and $752,000 for Messrs. Anthony and Prescott, Ms. James, and Messrs. Holladay and Green, respectively. The exercise price of this award is $13.18. Without this special one-time award, total compensation for Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and Green would be $1,647,187, $656,366, $713,648, $444,130 and $978,841, respectively.

(4)	Amount includes matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for each of Messrs. Anthony and Ms. James.

(5)	Amount includes company contributions by Synovus to qualified defined contribution plans of $9,310 for each executive except for Messrs. Hatcher and Green, who received contributions of $4,875 and $12,079, respectively, and company contributions by Synovus to nonqualified deferred compensation plans of $25,963, $5,397, $7,069, $2,660, and $2,666 for Messrs. Anthony and Prescott, Ms. James and Messrs. Holladay and Green, respectively.

(6)	Amount includes the costs incurred by Synovus in connection with providing the perquisite of an automobile allowance. Amount also includes the incremental cost to Synovus for reimbursement of country club dues, if any, and the incremental cost to Synovus for personal use of the corporate aircraft prior to the prohibition on personal air travel. Amount also includes actuarial value of salary continuation life insurance benefit, if any. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites (perquisites do not exceed $25,000 for any executive officer). The amount for the personal use of corporate aircraft was calculated by adding all incremental costs of such use, including fuel, maintenance, hanger and tie-down costs, landing fees, airport taxes, catering, crew travel expenses (food, lodging and ground transportation).

(7)	In addition to the items noted in footnote (6), the amount also includes the costs incurred by Synovus in connection with providing the perquisite of reimbursement for financial planning and the incremental cost to Synovus, if any, of security alarm monitoring. These items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites (perquisites do not exceed $25,000 for any executive officer).

(8)	Amount includes matching contributions under the Synovus Director Stock Purchase Plan of $5,000 and consulting fees of $218,596 for Mr. Green. The payments were made pursuant to a consulting agreement between Mr. Green and Synovus that was effective June 1, 2009. Under this agreement, Mr. Green agreed to perform consulting services as requested by Synovus and not to compete with or solicit customers or employees from Synovus. Synovus agreed to pay Mr. Green $31,288.00 per month for a period of 18 months in exchange for his services and covenants under the agreement.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2009

As described above, there were no short-tern incentives or long-term incentives awarded to the named executive officers for 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2009

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan Awards:	Incentive
			Incentive			Number		Number of	Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value
	Securities	Securities	Securities			of Stock	Shares or	Other	of Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)(1)	($)(2)	(#)(1)	($)(2)

Richard E. Anthony(3)	—	—	—			—	—	38,032	$77,966
	34,718	—	—	$8.44	01/19/2010	4,275	$8,764	—	—
	856,347	—	—	8.27	06/28/2010	23,287	47,738	—	—
	27,356	—	—	12.35	01/16/2011	—	—	—	—
	49,685	—	—	12.38	04/28/2012	—	—	—	—
	97,666	—	—	12.01	01/20/2014	—	—	—	—
	122,130	—	—	12.53	01/20/2015	—	—	—	—
	208,965	—	—	12.93	01/30/2016	—	—	—	—
	54,913	27,456	—	14.92	01/31/2017	—	—	—	—
	—	750,000	—	13.18	01/31/2018	—	—	—	—
	43,958	87,914	—	13.18	01/31/2018	—	—	—	—

Thomas J. Prescott(4)	—	—	—	10.69	02/08/2009	1,425	2,921	—	—
	24,425	—	—	8.44	01/19/2010	7,340	15,047	—	—
	856,347	—	—	8.27	06/28/2010	—	—	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	33,324	—	—	12.38	04/28/2012	—	—	—	—
	56,229	—	—	12.01	01/20/2014	—	—	—	—
	28,557	—	—	12.53	01/20/2015	—	—	—	—
	82,864	—	—	12.93	01/30/2016	—	—	—	—
	18,304	9,152	—	14.92	01/31/2017	—	—	—	—
	—	225,000	—	13.18	01/31/2018	—	—	—	—
	14,683	29,363	—	13.18	01/31/2018	—	—	—	—

Elizabeth R. James(5)	40,515	—	—	10.69	02/08/2009	1,470	3,014	—	—
	22,029	—	—	8.44	01/19/2010	7,854	16,101	—	—
	856,347	—	—	8.27	06/28/2010	—	—	—	—
	35,527	—	—	12.35	01/16/2011	—	—	—	—
	36,354	—	—	12.38	04/28/2012	—	—	—	—
	59,978	—	—	12.01	01/20/2014	—	—	—	—
	30,533	—	—	26.82	01/20/2015	—	—	—	—
	57,516	—	—	12.93	01/30/2016	—	—	—	—
	18,882	9,441	—	14.92	01/31/2017	—	—	—	—
	—	225,000	—	13.18	01/31/2018	—	—	—	—
	14,834	29,667	—	13.18	01/31/2018	—	—	—	—

Mark G. Holladay(6)	40,515	—	—	10.69	02/08/2009	616	1,263	—	—
	22,029	—	—	8.44	01/19/2010	3,372	6,913	—	—
	642,260	—	—	8.27	06/28/2010	—	—	—	—
	15,632	—	—	12.35	01/16/2011	—	—	—	—
	19,850	—	—	12.38	04/28/2012	—	—	—	—
	24,990	—	—	12.01	01/20/2014	—	—	—	—
	12,961	—	—	12.53	01/21/2015	—	—	—	—
	35,874	—	—	12.93	10/30/2016	—	—	—	—
	7,910	3,956	—	14.92	01/31/2017	—	—	—	—
	—	175,000	—	13.18	01/31/2018	—	—	—	—
	6,374	12,747	—	13.18	01/31/2018	—	—	—	—

Samuel F. Hatcher(7)	16,001	31,999	—	12.50	05/01/2018	—	—	—	—

Frederick L. Green, III(8)	76,649	—	—	10.69	02/08/2009	—	—	—	—
	42,802	—	—	8.44	01/19/2010	—	—	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	21,631	—	—	12.38	04/28/2012	—	—	—	—
	35,928	—	—	12.01	01/20/2014	—	—	—	—
	21,408	—	—	11.65	02/02/2014	—	—	—	—
	30,083	—	—	12.53	01/20/2015	—	—	—	—
	87,495	—	—	12.93	01/30/2016	—	—	—	—
	31,847	—	—	14.92	01/31/2017	—	—	—	—
	—	—	—	13.18	01/31/2018	—	—	—	—
	66,391	—	—	13.18	01/31/2018	—	—	—	—

(1)	In connection with the Spin-Off, each named executive officer received approximately 0.483921 of a share of TSYS stock for each share of Synovus restricted stock held by the executive. The TSYS stock received by each executive in connection with the Spin-Off is subject to the same restrictions and conditions as the Synovus restricted stock. As a result of this distribution of TSYS stock, as of December 31, 2009, Mr. Anthony held 20,472 restricted shares of TSYS with a market value of $353,551, Mr. Prescott held 689 restricted shares of TSYS with a market value of $11,899, Ms. James held 711 restricted shares of TSYS with a market value of $12,279, and Mr. Holladay held 298 restricted shares of TSYS with a market value of $5,146. The TSYS restricted shares are not reflected in the table.

(2)	Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2009 ($2.05).

(3)	With respect to Mr. Anthony’s unexercisable stock options, the 27,456 options vest on January 31, 2010, the 87,914 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 750,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Anthony’s restricted stock awards that have not vested, the 4,275 restricted share grant vests on January 31, 2010, and the 23,287 restricted stock unit grant vests in equal installments on January 31, 2010 and January 31, 2011. Because Mr. Anthony meets the criteria for retirement eligibility (age 62 with 15 years of service), he will vest in the 23,287 restricted stock unit grant upon his retirement. In addition, the performance-based restricted stock award of 63,386 shares granted to Mr. Anthony in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2009, 38,032 of the 63,386 restricted shares have not vested.

(4)	With respect to Mr. Prescott’s unexercisable stock options, the 9,152 options vest on January 31, 2010, the 29,363 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Prescott’s restricted stock awards that have not vested, the 1,425 restricted stock unit grant vests on January 31, 2010 and the 7,340 restricted stock unit vests in equal installments on January 31, 2010 and January 31, 2011.

(5)	With respect to Ms. James’ unexercisable stock options, the 9,441 options vest on January 31, 2010, the 29,667 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Ms. James’ restricted stock awards that have not vested, the 1,470 restricted share grant vests on January 31, 2010, and the 7,854 restricted stock unit grant vests in equal installments January 31, 2010 and January 31, 2011.

(6)	With respect to Mr. Holladay’s unexercisable stock options, the 3,956 options vest on January 31, 2010, the 12,747 options vest in equal installments on January 31, 2010 and January 31, 2011; and the 175,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Holladay’s restricted stock awards that have not vested, the 616 share grant vests on January 31, 2010, and the 3,372 restricted stock unit grant vests in equal installments on January 31, 2011 and January 31, 2012.

(7)	With respect to Mr. Hatcher’s unexercisable stock options, 15,999 will vest on May 1, 2010 and 16,000 will vest on May 1, 2011.

(8)	As a result of his resignation, Mr. Green has no unexercisable stock options or unvested restricted stock units as of December 31, 2009.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2009

The following table sets forth the number and corresponding value realized during 2009 with respect to stock options that were exercised and restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Richard E. Anthony			26,606	$105,352
Thomas J. Prescott			9,562	37,866
Elizabeth R. James			9,823	38,899
Mark G. Holladay			4,143	16,406
Samuel F. Hatcher			—	—
Frederick L. Green, III			17,196	74,517

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)(3)

Richard E. Anthony	—	$25,963	$219,925	—	$824,024
Thomas J. Prescott	—	5,397	124,690	—	474,855
Elizabeth R. James	—	7,069	98,087	—	411,610
Mark G. Holladay	—	2,660	56,836	—	294,715
Samuel F. Hatcher	—	—	—	—	—
Frederick L. Green, III	—	2,666	106,621	(437,801)	2,666

(1)	The amounts in these columns are reported in the Summary Compensation Table for 2009 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $71,568, $224,176, $210,132 and $129,595, with respect to Messrs. Anthony and Prescott, Ms. James and Mr. Holladay, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Anthony’s balance includes earnings on deferred director fees of $10,802, with a year-end balance of $40,932.

(3)	Each named executive officer with an account balance is 100% vested and will therefore receive his or her account balance in Synovus’ nonqualified deferred compensation plan upon his or her termination of employment for any reason.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

Synovus had entered into change of control agreements with its named executive officers. Under these agreements, benefits were payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control.

As described above, the change in control agreements for the named executive officers have been suspended during the TARP period. As a result, no amounts would have been payable to the named executive officers in the event that a triggering event had occurred on December 31, 2009.

POTENTIAL PAYMENTS UNDER VARIOUS TERMINATION SCENARIOS

As described above, none of the named executive officers has an employment agreement, and the change in control agreements have been suspended during the TARP period. Accordingly, as of December 31, 2009, the only amount payable upon termination of employment would have been the distribution of each executives’ deferred compensation account balance shown above in the Nonqualified Deferred Compensation Table. In addition, Mr. Anthony’s restricted stock units vest upon his retirement. The value of such restricted stock units as of December 31, 2009 was $47,738, determined by multiplying number of units (23,287) by the closing price of Synovus’ common stock on December 31, 2009 ($2.05). This value is shown above in the Outstanding Equity Awards At Fiscal Year-End Table.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and

•	transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2009, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers of Synovus and/or its subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

Total Technology Ventures and Related Funds

As of January 1, 2009, Synovus owned a 49% membership interest in Total Technology Ventures, LLC, or TTV. Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr., a director of Synovus, owned a 20% membership interest in TTV and also serves as a managing partner of TTV. During 2009, Mr. Garrard received $250,000 in compensation for this role. In addition to their ownership in TTV, during 2009 each of Synovus and Gardiner W. Garrard, III owned interests in TTP Fund, L.P., or Fund I, and TTP Fund II, L.P., or Fund II, two private investment funds engaged in private equity investment transactions. As of January 1, 2009, Synovus held approximately 79.8% of the membership interests in Fund I and also held a 5% profit allocation from Fund I. As of January 1, 2009, Synovus held approximately 74.9% of the membership interests in Fund II and, through its ownership interest in the general partner of Fund II, is entitled to receive approximately 3% of any profit allocation distributions made by Fund II. In the fourth quarter of 2009, Synovus sold all of its voting membership interests in Fund I and 33.3% of its voting interest in Fund II to unrelated third parties in a series of negotiated transactions. As of December 31, 2009, Synovus owned no voting membership interests in Fund I and a 49.9% voting membership interest in Fund II, and held directly or indirectly, a 5% profit allocation interest in Fund I and a 3% profit allocation interest in Fund II. Gardiner W. Garrard, III owns an interest in the general partners of Fund I and Fund II. As of December 31, 2009, through these ownership interests, Mr. Garrard is entitled to receive 9.4% and 8.5%, respectively, of any profit allocations made by Fund I and Fund II to their general partners.

The general partners of Fund I and Fund II have entered into agreements with TTV pursuant to which TTV provides investment management administrative services to each general partner. The management fee payable quarterly to TTV for investment advisory services is equal to the management fee received quarterly by each general partner from Fund I and Fund II, respectively, subject to certain adjustments and reductions. The aggregate management fees paid to TTV by the general partners of Fund I and Fund II during 2009 were $512,522 and $1,802,272, respectively.

Effective as of January 1, 2009, Synovus sold 11% of its interests in TTV to Gardiner W. Garrard, III and an unrelated third party for a total purchase price of $242,782 in cash (the “January TTV Sale”), reducing Synovus’ percentage interest in TTV to 49% and increasing Mr. Garrard’s interest in TTV to 25.5%. On December 23, 2009, Synovus sold its remaining 49% interest in TTV to Mr. Garrard and an unrelated third party for a total purchase price of $1,081,484 in cash (the “December TTV Sale”). The Corporate Governance and Nominating Committee reviewed the material terms of the January TTV Sale and the December TTV Sale in accordance with Synovus’ related party transactions policy and determined that each of the January TTV Sale and the December TTV Sale was on terms no less favorable to Synovus than terms generally available to an unaffiliated party under the same or similar circumstances.

Total System Services, Inc.

On December 31, 2007, pursuant to an Agreement and Plan of Distribution, CB&T, a wholly owned banking subsidiary of Synovus, distributed its approximately 80.8% ownership interest in TSYS to Synovus and Synovus distributed all of those shares to Synovus shareholders in the spin-off. After this time, TSYS became a fully independent, publicly owned company. Philip Tomlinson, a director of Synovus, is the Chairman of the Board and Chief Executive Officer of TSYS. Richard E. Anthony, Chairman of the Board and Chief Executive Officer of Synovus, is a director of TSYS.

During 2009, TSYS provided electronic payment processing services and other card-related services to certain banking subsidiaries of Synovus for payments of $14,133,675. Synovus and its subsidiaries also paid TSYS an aggregate of $1,998,972 in miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services, in 2009.

In addition, Synovus and CB&T leased office space from TSYS in 2008 under various lease agreements, resulting in aggregate payments of $872,445 to TSYS during 2009. CB&T and other Synovus subsidiaries also paid subsidiaries of TSYS $65,634 for debt collection services and $342,278 for printing services in 2009.

All of the transactions set forth above between TSYS and Synovus and its subsidiaries are comparable to those provided by between similarly situated unrelated third parties in similar transactions. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of TSYS’ 2009 gross revenues.

W.C. Bradley Co.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2009. The rent paid for the space was $2,538,737. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C.B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $1,150,174 for use of the aircraft during 2009. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

James H. Blanchard, a director of Synovus, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and Retired President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of CB&T. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2009 gross revenues.

Other Related Party Transactions

During 2009, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $174,489. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2009, Synovus and its wholly owned subsidiaries paid to Communicorp, Inc. $120,806, for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Daniel P. Amos, a director of Synovus, is Chairman of the Board and Chief Executive Officer of Aflac. The payments to Aflac by Synovus and its subsidiaries represent less than 2% of Aflac’s 2009 gross revenues.

William Russell Blanchard, a son of director James H. Blanchard, was employed by a subsidiary of Synovus as a bank president during 2009. William Russell Blanchard received $179,235 in compensation during 2009. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2009. Mr. McCormick received $116,568 in compensation for his services during the year. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

The January TTV Sale, the December TTV Sale and the lease with DIBS Holdings, LLC, as amended, were each approved pursuant to Synovus’ related party transaction policy. None of the other transactions described above required review, approval or ratification under Synovus’

related party transaction policy as they occurred or began prior to the adoption of the policy by the Synovus Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions in the Ordinary Course” above, the Board also considered the following relationships in evaluating the independence of Synovus’ independent directors and determined that none of the relationships constitute a material relationship with Synovus:

•	Synovus provided lending and/or other financial services to each of Messrs. Amos, Bradley, Brumley, Goodrich, Hansford, Lampton, Page, Purcell, Stith, Turner and Yancey and Ms. Camp and Ms. Ogie, their immediate family members and/or their affiliated organizations during 2009 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	Two immediate family members of Mr. Turner were compensated as non-executive employees of Synovus during 2009, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Mr. Amos made minimal payments to or received payments from Synovus for services in the ordinary course of business during 2009, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2009.

Percentage of
	Shares of	Outstanding Shares
	Synovus Stock	of Synovus
Name and Address	Beneficially Owned	Stock Beneficially
of Beneficial	as of	Owned as
Owner	12/31/09	of 12/31/09

Synovus Trust Company, N.A.(1)	47,968,681 (2)	9.79%
1148 Broadway
Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2009, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 47,999,256 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 42,242,150 shares as to which it possessed sole voting power, 44,572,488 shares as to which it possessed sole investment power, 155,362 shares as to which it possessed shared voting power and 2,594,664 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 30,575 shares as to which they possessed sole or shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Blanchard reported two transactions late and Mr. Bradley reported one transaction late.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2011 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November   , 2010. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2010 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 23, 2010 and not later than January 22, 2011. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2009 Annual Report on Form 10-K, or 2009 Form 10-K, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2009 Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com under the “Financial Reports — SEC Filings” link on the “Investor Relations” page.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Laurel Hill Advisory Group LLC to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Laurel Hill is $12,500 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement for the 2010 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

APPENDIX A

SYNOVUS FINANCIAL CORP.
DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

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•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) With respect to extensions of credit by the Company’s subsidiaries:

(a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b) no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2